Lucas Energy, Inc. 8-K

Exhibit 10.3

LOAN GUARANTY AGREEMENT

FOR VALUABLE CONSIDERATION, and to induce LOUISE H. ROGERS, a resident of the State of Texas (“Rogers”), to enter into the Promissory Note dated August 15, 2016, in the principal amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in favor of CATI OPERATING, LLC, a Texas limited liability company (“CATI”), CATI’s parent company, LUCAS ENERGY, INC., a Nevada corporation (“LEI”), enters into this Loan Guaranty Agreement (the “Guaranty”) with Rogers as follows:

1.

The terms “Obligation” and “Obligations” are used interchangeably throughout this Guaranty in their broadest and most comprehensive sense and shall include, but are not limited to, payment of all amounts payable by CATI to Rogers and performance of all covenants to be performed by CATI in connection with that certain Promissory Note (the “Note”) executed by CATI in favor of Rogers and dated August 15, 2016, and any and all subsequent modifications, amendments, extensions, renewals, accommodations, or substitutions of the Note, and all documents related or ancillary to the Note. The following documents are incorporated by reference in this Guaranty, and any and all definitions and provisions in them apply to this Guaranty: (a) the Note; (b) the Letter Loan Agreement between LEI (and CATI as LEI’s assignee) dated August 13, 2013 (as subsequently amended and restated); (c) the Security Agreement between LEI (and CATI as LEI’s assignee) and Rogers dated August 13, 2013 (the “Security Agreement”); and (d) the Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement, and Fixture Filing issued by LEI in favor of Rogers dated August 13, 2013, including but not limited to the definition of the terms “Obligation” and “Obligations.”

2.

Effective on the date that LEI has raised at least $5 million of equity (the “Funding Date”), LEI irrevocably and unconditionally guarantees and warrants to Rogers, as long as this Guaranty is in effect, the full and faithful payment, satisfaction, and completion by CATI of each and every Obligation. The terms and conditions of the Note are incorporated by reference in this Guaranty for all purposes as if fully set forth at length, and they shall be binding upon LEI to the same extent as they are binding on CATI. LEI irrevocably and unconditionally promises and guarantees to pay to Rogers the entire principal amount borrowed under the Note and all accrued, unpaid interest, and any and all other sums due under the Note, including but not limited to actual attorney’s fees, expenses, and court costs incurred by Rogers that relate in any way to the Note or to collection efforts under the Note and this Guaranty, without notice or demand, immediately upon any acceleration of the Note, regardless of whether Rogers will have a right of recovery under the Note against CATI following any acceleration only after the Funding Date. This Guaranty become effective on the Funding Date and shall remain in full force and effect until all the Obligations have been fully paid and satisfied. For the sake of clarity and in an abundance of caution, LEI shall have no obligation under this Guaranty unless or until the Funding Date occurs. LEI represents and warrants that it will use its best efforts to ensure the Funding Date occurs at the earliest possible date.

3.

The Obligations may be amended, modified, or waived, further agreements may be entered into, and further credit may be granted from time to time at the request of CATI and without further authorization from or notice to LEI, all of which are expressly waived by LEI. None of these actions shall terminate, release, reduce, diminish, or in any way affect any of the obligations of LEI under this Guaranty or give LEI any recourse or defense against Rogers. Rogers need not inquire into the power of CATI or the authority of its officers, partners, members, or agents acting or purporting to act on its behalf. Any amendments granted to CATI shall be deemed to have been granted also at the request of LEI and in consideration of and in reliance upon this Guaranty.

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4.

Rogers may alter, compromise, accelerate, extend, or change the time or manner for the payment of any Obligation guaranteed by this Guaranty; accept any additional indebtedness from CATI; add interest to the Note and increase or reduce the rate of interest; release CATI by a deed or other transfer or assignment in lieu of foreclosure; or otherwise as to all or any portion of the Obligations guaranteed waive any default by CATI; fail to assert any rights against CATI; grant to CATI any other indulgence or concession with respect to all or any part of any of the Obligations; release, substitute, or add any one or more guarantors or endorsers; accept additional or substituted security; or release or subordinate any security; and may generally deal with CATI, any guarantor, endorser, or any other person, regarding any indebtedness of CATI to Rogers, or any security for the indebtedness, as Rogers sees fit. None of these actions and no change, impairment, or suspension of any right or remedy of Rogers shall terminate, release, reduce, diminish, or in any way affect any of the obligations of LEI under this Guaranty or give LEI or any other guarantor any recourse or defense against Rogers.

5.

This is a Guaranty of payment and performance under the Note and this Guaranty and not of collection, and LEI waives and agrees not to assert or take advantage of:

a.

the defense of the statute of limitations in any action under this Guaranty or for the collection of any indebtedness or the performance of any Obligation guaranteed in this Guaranty;

b.

any defense that may arise by reason of the incapacity, lack of authority, death or disability of, or revocation of this Guaranty by CATI or LEI or any other person or entity, or the failure of Rogers to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of CATI or any other person or persons;

c.

demand, presentment, protest, and notice of any kind including, but not limited to notice under the laws of the State of Texas and notice of the existence, creation, or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of CATI or any other person, in connection with any Obligation or evidence of indebtedness held by Rogers as collateral or in connection with any Obligation guaranteed by this Guaranty;

d.

except as may be provided for in this Guaranty, any defense based upon an election of remedies by Rogers, including without limitation an election to proceed by non-judicial rather than judicial foreclosure, that destroys or otherwise impairs the subrogation rights of LEI or any endorser of the Note to proceed against CATI for reimbursement, or both; and

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e.

any duty on the part of Rogers to disclose to LEI any facts she may now or subsequently learn about CATI, regardless of whether Rogers has reason to believe that the facts materially increase the risk beyond that which LEI intend to assume, or has reason to believe that the facts are unknown to LEI, or has a reasonable opportunity to communicate the facts to LEI. LEI understands and agrees that it is fully responsible for being informed and keeping itself informed of the financial condition of CATI and of all circumstances bearing on the risk of payment of any Obligations guaranteed by this Guaranty.

6.

Notwithstanding any contrary provision of this Guaranty, beginning on the Funding Date and until all Obligations have been paid in full, even though the Obligations may be in excess of the liability of LEI under this Guaranty, LEI waives any claims or other rights that it may now have or subsequently acquire against CATI or any other guarantor of all or any of the Obligations that arise from the existence or performance of LEI’s obligations under this Guaranty or any other instrument (all of these claims and rights are referred to as the “LEI’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, or any benefit of, right to participate in, or right to enforce any claim that Rogers now has or subsequently acquires, regardless of whether the claim, remedy, benefit, or right arises in equity, under contract, statute, or common law, by any payment made under this Guaranty or otherwise, including without limitation, the right to take or receive from CATI, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of the claim or other rights. If, notwithstanding these provisions, any amount is paid to any guarantor on account of LEI’s Conditional Rights and the amount is paid to LEI at any time when the Obligations have not been paid or performed in full, then the amount paid to LEI shall be held in trust by LEI for the benefit of Rogers and shall immediately be paid to Rogers to be credited and applied upon the Obligations, whether matured or unmatured, in the order that Rogers, in her sole and absolute discretion, shall determine.

7.

The amount of liability of LEI and all rights, powers, and remedies of Rogers under this Guaranty and under any other agreements now or at any time subsequently in force between Rogers and LEI, including any other guaranty executed by LEI relating to any indebtedness of CATI to Rogers, shall be cumulative and not alternative and shall be deemed to include all rights, powers, and remedies given to Rogers by law. This Guaranty is in addition to and exclusive of the guaranty of any other guarantor of any indebtedness of CATI to Rogers.

8.

LEI shall be liable for, and agrees to pay on demand, all actual attorneys’ fees and all costs and other expenses incurred by Rogers that relate in any way to the Note, this Guaranty, or to enforcing, collecting, or compromising any Obligations guaranteed by this Guaranty or in enforcing or collecting upon this Guaranty against LEI, regardless of whether suit is filed.

9.

If any one or more provisions of this Guaranty shall be determined to be illegal or unenforceable, all other provisions of this Guaranty shall nevertheless be effective and enforceable and this Guaranty shall be interpreted as if the illegal or unenforceable provision was not included.

10.

This Guaranty shall inure to the benefit of Rogers and her successors and assigns, including the assigns of any Obligations guaranteed by this Guaranty, and binds the officers, shareholders, representatives, successors, and assigns of LEI. This Guaranty is assignable by Rogers with respect to all or any portion of the Obligations, and if and when this Guaranty is assigned, LEI shall be liable to the assignees under this Guaranty without in any way affecting the liability of LEI under this Guaranty regarding any Obligations that may be retained by Rogers.

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11.

No provision of this Guaranty or right of Rogers under this Guaranty can be amended, modified, or waived, nor can LEI be released from any of its Obligations under this Guaranty, except upon the express written consent of Rogers.

12.

This Guaranty shall be governed and construed in accordance with laws of the State of Texas. Venue for any action brought to enforce this Guaranty shall be and is agreed to be proper in Montgomery County, Texas.

13.

LEI represents and warrants and shall be estopped from denying that this Guaranty is made directly to Rogers and is independent collateral, separate and distinct from any Obligations. This Guaranty is not intended as a guaranty of LEI’s own obligations.

14.

Any and all notices or communications related in any way to this Guaranty may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address. Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date. Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

Notices to LEI:

Anthony Schnur, Chief Executive Officer

LUCAS ENERGY, INC.

450 Gears Road, Suite 780

Houston, Texas 77067

E-mail: TSchnurr@LucasEnergy.com

Notice may be delivered by facsimile or
e-mail with proof of receipt.

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Notices to Rogers:

Louise H, Rogers

c/o Sharon E. Conway

Attorney at Law

2441 High Timbers, Suite 410

The Woodlands, Texas 77380-1052

E-mail address: SConway@SConwayLaw.com

Notice may be delivered by facsimile or
e-mail with proof of receipt.

Any of the above contact information or designated representatives for the purpose of notice may be changed by a Party or an authorized representative of a Party providing written notice in the manner set forth above to the other Party, and the new contact information or representative will then become effective. For all purposes under this Agreement, any notice given by Ms. Conway (or other any other legal counsel designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

Executed as of August 15, 2016.

Guarantor:

LUCAS ENERGY, INC.

By:	/s/ Anthony Schnur	Date of Signature: August 25, 2016
ANTHONY SCHNUR, Chief Executive Officer

Lender:

/s/ Louise H. Rogers
LOUISE H. ROGERS, as her separate property

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